Exhibit 10.40

Non-Qualified Stock Option Agreement

Woodward, Inc., a Delaware corporation (the “Company”), hereby grants Non-Qualified Stock Options (or NQs) to you (the “Grantee”) under the Company’s 2017 Omnibus Incentive Plan (the “Plan”) in the amount described in your E*TRADE account for this year’s grant, with reference to the following facts:

A.

Pursuant to the Plan, the Company is authorized to grant options for shares of its Common Stock (the “Common Stock”), to employees, directors and consultants of the Company or any subsidiary in order to attract and retain the best available individuals for positions of substantial responsibility, provide additional incentive to such individuals, and promote the success of the Company's business, as well as to encourage stock ownership by Plan participants, thereby aligning their interests with those of the Company’s stockholders.

B.	The Company desires to grant options to the Grantee in accordance with the provisions of this non-qualified stock option agreement (the “Agreement”).

C.	Capitalized terms used in this Agreement that are not otherwise defined herein shall have the meanings ascribed to them in the Plan.

Now, Therefore, In Consideration of the foregoing facts, the Company hereby grants the following options:

1.

Grant of Options.  The Company hereby grants to the Grantee options to purchase shares of Common Stock of the Company at the closing price on the NASDAQ on the date of grant (as described in your E*TRADE account for this year’s grant), subject to the terms hereof and the Plan.  The number and kind of shares subject to these options and the purchase price per share are subject to adjustment as provided in the Plan.

Except as otherwise provided below, these options shall expire as of market close on the last trading day before the tenth (10th) anniversary of the grant date (the “expiration of the options”).

2.	Exercise of Options. Subject to the terms of the Plan, these options may be exercised only by the Grantee at such time as the options become vested and remain exercisable pursuant to this Agreement.

Subject to the provisions of Section 3, Termination of Membership below, twenty-five percent (25%) of the shares granted will vest each year, beginning one year from the grant date.

These options shall be exercised by delivery of written notice (or, if permitted by the Administrator, electronic notice) to the Company stating the number of shares with respect to which the options are being exercised, together with full payment of the purchase price therefor (including satisfaction of all Tax Obligations with respect to such exercise) and such other representations and/or agreements as may be required by the Administrator pursuant to the provisions of the Plan.  Payment must be made in cash (including a bank cashier’s check or certified check) unless the Administrator determines to accept any other form or combination of forms permitted by the Plan as the Administrator shall advise the Grantee in writing.  If the Administrator so determines, the payment may be made in whole or in part by delivery of shares of Common Stock previously owned and held at least six months by the Grantee.  Shares of Common Stock used for payment shall be valued at their fair market value on the date of exercise as determined by the Administrator.

3.	Termination of Membership.

Termination for Reason Other Than Retirement, Death, Disability or Cause.

Vesting

If the Grantee’s membership is terminated for any reason other than Retirement, death, Disability or Cause, any portion of the options granted hereunder that are not vested and exercisable (according to Section 2, Exercise of Options above)  on the date of the Grantee’s termination of membership shall immediately terminate notwithstanding the expiration of the options described above (“lapse”).

Exercise Period

Further, the vested options granted hereunder shall lapse to the extent unexercised on the earlier of the expiration of the options or as of market close on the date three (3) months following the date of such termination.

For purposes of this Agreement, the term “membership” shall mean the Grantee’s service as an Employee, Director or Consultant, as applicable.

Termination for Retirement.

Vesting and Exercise Period

If the Grantee’s membership is terminated on account of Retirement (as defined hereunder), the options granted hereunder shall (i) subject to both the Death of Grantee and Disability of Grantee paragraphs below,  continue to vest in accordance with the schedule set forth in Section 2, Exercise of Options above, and (ii) upon vesting, continue to be exercisable until the expiration of the options.

If the Grantee is an Employee, “Retirement” for purposes of this Agreement shall mean (without affecting in any way the “retirement” definition for all other purposes under the Company’s Member Guidebook) termination of employment by the Grantee after achieving any of the following: (a) the Grantee is at least age 55 with 10 years of service (as defined in the Company’s Member Guidebook as of the date of grant), (b) the Grantee is at least age 65 (with no minimum years of service requirement), or (c) the Grantee first becomes an Employee when he or she is age 55 or older and the Grantee thereafter achieves 2 or more years of service.  If the Grantee is a Director, “Retirement” shall mean the Grantee’s termination as a Director on or after attainment of age 55.  “Retirement” shall not be applicable to any non-employee, non-Director grantees.

Death of Grantee.

Vesting

If the Grantee dies, whether while a member or after a termination due to Retirement, any portion of the options not yet vested and exercisable according to Section 2, Exercise of Options above, will become immediately vested and exercisable on the date of the Grantee’s death.

Exercise Period

If the Grantee’s death occurs while a member but before becoming eligible for Retirement, the options granted hereunder shall lapse to the extent unexercised as of the earlier of (a) the expiration of the options or (b)  market close on the date one (1) year following the date of the Grantee’s death.  If the Grantee’s death occurs while eligible for Retirement or after a termination due to Retirement, the options granted hereunder shall continue to be exercisable until the expiration of the options and, for the avoidance of doubt, shall not lapse earlier on account of such death.

Disability of Grantee.

Vesting

If the Grantee’s membership is terminated by reason of Disability of the Grantee (as determined by the Administrator), or if the Grantee’s membership was initially terminated due to Retirement and the Grantee subsequently suffers a Disability (as determined by the Administrator),  any portion of the options not yet vested and exercisable according to Section 2, Exercise of Options above, will become immediately vested and exercisable on the date of the Grantee’s termination by reason of Disability or on the date of the Grantee’s Disability following Retirement, as the case may be.

Exercise Period

If the Grantee’s membership is terminated by reason of Disability (as determined by the Administrator) while a member but before becoming eligible for Retirement, the options shall lapse as of the earlier of (a) the expiration of the options or (b) market close on the date one year following the date of such termination by reason of Disability.  If the Grantee’s termination by reason of such Disability occurs at a time when the Grantee is eligible for Retirement, or after a termination due to Retirement, the options granted hereunder shall continue to be exercisable until the expiration of the options and, for the avoidance of doubt, shall not lapse earlier on account of such Disability.

Disability shall be determined by the Administrator with the advice of a physician acceptable to the Administrator with respect to the permanent and total disability of the Grantee.

Termination for Cause.

If the Grantee’s membership is terminated for Cause, the options shall lapse upon the earlier of (a) the expiration of the options or (b) upon the earlier of the receipt by the

Grantee of notice of such termination of membership or the effective date of such termination of membership.  For purposes of this Agreement, “Cause” shall mean (i) termination for personal dishonesty, fraud or other malicious act against the Company, (ii) willful misconduct in performance of duties, or (iii) breach of fiduciary duty against the Company.  The Administrator (as may be delegated to the management of the Company) shall have the sole and exclusive right to determine whether the Grantee has been terminated for Cause for purposes of this Agreement and the Plan.

4.

Change in Control.  In the event of a Change in Control (which for the avoidance of doubt is defined in the Plan), (i) any portion of the options not yet vested and exercisable according to Section 2, Exercise of Options, of this Agreement, will become immediately vested and exercisable on the date of such Change in Control, and (ii) the provisions of Section 3 hereof with respect to the termination of the options if the Grantee’s membership is terminated for Cause shall not be applicable with respect to any termination occurring within 36 months after the Change in Control.

5.

Assignment or Transfer.  These options are not transferable except by will or by the laws of descent and distribution and shall be exercisable only by the Grantee during the Grantee’s lifetime, unless otherwise authorized by the Administrator as set forth in the Plan.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of these options, or any right or privilege conferred hereby, or upon any attempted sale under and execution, attachment or similar process, these options and any rights and privileges conferred hereby immediately will become null and void.

6.

Plan and Administrator.  Except as otherwise specified in this Agreement, the construction of the terms of the Agreement shall be controlled by the terms of the Plan, a summary of which accompanies the Agreement, and the rights of the Grantee will be subject to modification and termination in certain events as provided in the Plan.  The Administrator’s interpretations of and determinations under any of the provisions of the Plan or this Agreement shall be conclusive and binding upon the Grantee, and shall be given the maximum possible deference permitted by law.  Except as otherwise provided in this Agreement, in the event of a conflict between one or more provisions of the Agreement and one or more provisions of the Plan, the Plan’s provisions will govern.

7.

Compliance with Securities Laws.  These options may not be exercised and no shares shall be issued in respect hereof, unless in compliance with applicable federal and state tax and securities laws.  If an exemption from registration is not available under applicable federal and state securities laws, the Company shall have no obligation to file a registration statement.

7.1.Certificate Legends.  The certificates for shares purchased pursuant to these options shall bear any legends deemed necessary by the Administrator including, without limitation, legends with respect to federal and state securities laws.

7.2.Representations of the Grantee.  As a condition to the exercise of these options, the Company, in its discretion, may require the Grantee to deliver to the Company such signed representations (if any) as the Company deems necessary or appropriate for compliance with applicable securities laws of the U.S. and any other applicable jurisdictions.

7.3.Resale.  The Grantee’s ability to transfer shares purchased pursuant to these options or securities acquired in lieu thereof or in exchange therefore may be restricted under applicable federal or state securities laws.  The Grantee shall not resell or offer for resale such shares or securities unless they have been registered or qualified for resale under all applicable federal and state securities laws or an exemption from such registration or qualification is available in the opinion of counsel satisfactory to the Company.

8.

Notice.  Every notice or other communication relating to this Agreement shall be in writing and shall be mailed or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided; provided, however, that unless and until some other address be so designated, all notices or communications by the Grantee to the Company or the Administrator shall be mailed or delivered to the Company to the attention of its Secretary at 1081 Woodward Way, Fort Collins, Colorado 80524, and all notices or communications by the Company or the Administrator to the Grantee may be given to the Grantee personally or may be mailed to the Grantee at the most recent address which the Grantee has provided in writing to the Company.

9.

Tax Treatments.  These options are non-qualified stock options and shall not be treated as incentive stock options pursuant to Section 422 of the Internal Revenue Code of 1986, as amended.  The Grantee acknowledges that the tax treatment of these options, shares subject to these options or any events or transactions with respect thereto may be dependent upon various factors or events which are not determined by the Plan or this Agreement.  Neither the Company nor the Administrator make any representations with respect to and hereby disclaims all responsibility as to such tax treatment.

10.

Tax Withholding.  The Company shall have the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy all Tax Obligations prior to the issuance and delivery of any shares of Common Stock acquired by the exercise of the options granted hereunder.  In each case of the exercise of the options, the Company will notify the Grantee of the amount of the Tax Obligations which must be satisfied upon exercise.  Upon receipt of such notice, the Grantee shall promptly remit to the Company the amount specified in such notice or shall otherwise satisfy the Tax Obligations as permitted by the Plan and as the Administrator advises the Grantee in writing.

11.

Consent to Electronic Delivery.  The Company may choose to deliver certain statutory materials relating to the Plan in electronic form.  By accepting this option grant you agree that the Company may deliver these documents in an electronic format.  If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies free of charge.  Please contact the Company’s Stock Plan Administrator to request paper copies of these documents.

By accepting this Agreement, you agree to all of the terms and conditions described above and in the Woodward, Inc. 2017 Omnibus Incentive Plan.